FILED PURSUANT TO RULE NO. 424(b)(3)
                                                      REGISTRATION NO. 333-68184


                   Prospectus Supplement Dated March 22, 2004
                       To Prospectus Dated August 22, 2001

                          Northwest Natural Gas Company
                  Dividend Reinvestment and Stock Purchase Plan

     This prospectus supplement amends and supplements the prospectus dated August 22, 2001 (the Prospectus) relating to the Northwest Natural Gas Company Dividend Reinvestment and Stock Purchase Plan (the Plan) and should be read together with the Prospectus. The changes described in this prospectus supplement are effective March 22, 2004.

     American Stock Transfer & Trust Company will replace Northwest Natural Gas Company as administrator of the Plan and Agent for participants under the Plan. Accordingly, references to Northwest Natural Gas Company in those capacities should be deleted and replaced with American Stock Transfer & Trust Company.

ADMINISTRATION

     American Stock Transfer & Trust Company is the Agent for participants in the Plan and, as such, administers the Plan, keeps records, sends statement of account activity to participants and performs other duties relating to the Plan. At its option, the Company may appoint another agent to administer the Plan in whole or in part.

SAFEKEEPING

     Certificates representing Registered Shares to be deposited for safekeeping should be sent, together with a completed Safekeeping Authorization Form, by registered mail to American Stock Transfer & Company, P.O. Box 922, Wall Street Station, New York, NY 10269-0560. Certificates should not be endorsed. A Safekeeping Authorization Form may be obtained from American Stock Transfer & Trust Company at any time.

PARTICIPATION

     A holder of record of common stock may join the Plan by signing an Enrollment Card and returning it to American Stock Transfer & Trust Company. Shareholders of record may obtain an Enrollment Card from American Stock Transfer & Trust Company at any time.

CORRESPONDENCE REGARDING THE PLAN

     All correspondence concerning the Plan should be addressed to:

American Stock Transfer &          OR  www.amstock.com      OR  1-888-777-0321
Trust Company
P.O. Box 922, Wall Street Station
New York, NY 10269-0560

THIS PROSPECTUS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROSPECTUS DATED AUGUST 22, 2001. YOU SHOULD KEEP THIS PROSPECTUS SUPPLEMENT FOR FUTURE REFERENCE.